Exhibit 10.1.4.2

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into as of November 26, 2012, (the “Execution Date”) by and between WORLDWIDE WYNN, LLC (“Employer”) and LINDA CHEN (“Employee”). Capitalized terms that are not defined herein shall have the meanings ascribed to them in the Agreement (as defined below).

RECITALS

WHEREAS, Employer and Employee have entered into that certain Employment Agreement, dated as of May 12, 2010 (the “Agreement”); and

WHEREAS, Employer is willing and Employee desires to modify certain terms and conditions to the Agreement as more fully set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Amendment, the parties hereto agree as follows:

1. Amendments. The Employer and Employee hereby agree to amend Section 6(g) of the Agreement in its entirety to read as follows:

“6(g) the giving of written notice by Employer to Employee of immediate termination of this Agreement Without Cause for any reason deemed sufficient by Employer. In the event of termination Without Cause, Employer’s sole liability to Employee shall be payment to Employee of a Separation Payment made in equal monthly installments for the period covered by the Separation Payment, less deductions of all applicable taxes and withholdings. Employee shall not be entitled to payment of any portion of the Separation Payment unless and until Employee first executes a written release-severance agreement, prepared and presented by Employer, that fully releases Employer, Affiliates, and their officers, directors, agents and employees, from any and all claims or causes of action, whether based upon statute, contract (including without limitation breach or construction of this Agreement), or common law, that have arisen as of the date of such execution, irrespective of whether Employee has knowledge of the existence of such claim; and provides for the confidentiality of both the terms of the release-severance agreement and the compensation paid. The release-severance agreement shall provide that all non-compete provisions of this Agreement shall terminate after the period of time for which Employee receives compensation hereunder. In the event Employee fails or refuses to execute such release-severance agreement, Employer shall have no further obligation to Employee other than payment of all accrued but unpaid Base Salary through the date Employee last performs services for Employer and vacation pay accrued but unpaid and expenses incurred but not reimbursed through the termination date; specifically, in such event, Employee shall not be entitled to any benefits pursuant to any severance plan in effect by Employer or any of its Affiliates.

In order to receive the Separation Payment hereunder, Employee must execute (and not revoke) the written release-severance agreement within thirty (30) days following the date Employee’s separation from service occurs and, in the event such thirty (30)-day period spans two calendar years, no portion of the Separation Payment shall be made until the second calendar year.”

2. Effectiveness. The amendment set forth in Section 1 shall be effective as of the Execution Date.

3. Other Provisions of Agreement. The parties acknowledge that the Agreement is being modified only as stated herein, and agree that nothing else in the Agreement shall be affected by this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

WORLDWIDE WYNN, LLC	EMPLOYEE

/s/ Marc Schorr	/s/ Linda C. Chen
Marc Schorr	Linda C. Chen
President